Michael Best & Friedrich LLP

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April 29, 2005
Nicholas Money Market Fund, Inc. 700 North Water Street Milwaukee, WI 53202 Ladies and Gentlemen:

     We have acted as counsel to Nicholas Money Market Fund, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto ("Registration Statement"), relating to the registration of the shares of common stock, $0.0001 par value per share, of the Corporation (the "Shares") under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended.

     As counsel for the Corporation, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated Bylaws of the Corporation, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1.	The Fund is duly organized and validly existing under Maryland law.

2.	The Shares have been, or will be, issued in accordance with the Fund’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

3.	The Shares have been, or will be, issued against consideration therefore as described in the Fund’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4.	The number of outstanding Shares has not and will not exceed the number of Shares authorized for the Fund.

Based upon the foregoing, we are of the opinion that:

Nicholas Money Market Fund, Inc. April 29, 2005 Page 2

A. The Fund is authorized to issue, including those Shares currently issued and outstanding, up to three billion (3,000,000,000) Shares, and

B. The Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable (except to the extent provided by Section 180.0622(2)(b) of Wisconsin Statutes) shares of common stock of the Corporation.

     We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 18 to the Registration Statement and to the use of our name in the Registration Statement

Sincerely,
MICHAEL BEST & FRIEDRICH LLP
/s/ Michael Best & Friedrich LLP